UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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NIKE, Inc.

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NIKE, Inc.

One Bowerman Drive

Beaverton, Oregon 97005-6453

August 8, 2008

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, on Monday, September 22, 2008, at 10:00 A.M. Pacific Time. Registration will begin at 9:00 A.M.

The meeting will consist of a brief presentation followed by the business items listed on the attached notice.

Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

Sincerely,

Philip H. Knight

Chairman of the Board

Notice of Annual Meeting of Shareholders

September 22, 2008

To the Shareholders of NIKE, Inc.

The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Monday, September 22, 2008, at 10:00 A.M., at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, for the following purposes:

1.	To elect a Board of Directors for the ensuing year.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

3.	To transact such other business as may properly come before the meeting.

All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 25, 2008, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present your proxy or voter instruction card or meeting notice for admission.

By Order of the Board of Directors

JOHN F. COBURN III

Secretary

Beaverton, Oregon

August 8, 2008

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or over the internet following the instructions on the proxy.

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. (“NIKE” or the “Company”) for use at the annual meeting of shareholders to be held on September 22, 2008, and at any adjournment thereof (the “Annual Meeting”). The Company expects to provide notice and electronic delivery of this proxy statement and the enclosed proxy to shareholders on or about August 8, 2008.

The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted (1) FOR the election of each of the named nominees for director, and (2) FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

VOTING SECURITIES

Holders of record of NIKE’s Class A Common Stock (“Class A Stock”) and holders of record of NIKE’s Class B Common Stock (“Class B Stock”), at the close of business on July 25, 2008, will be entitled to vote at the Annual Meeting. On that date, 96,191,444 shares of Class A Stock and 394,220,937 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights. All share and per-share amounts in this proxy statement have been adjusted to reflect the two-for-one stock split of the Class A Stock and the Class B Stock effected on April 2, 2007 in the form of a 100 percent common stock dividend.

Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect three directors, and holders of Class A Stock, voting separately, will elect nine directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposal 2.

PROPOSAL 1

ELECTION OF DIRECTORS

A Board of 12 directors will be elected at the Annual Meeting. All of the nominees were elected at the 2007 annual meeting of shareholders. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

Jill K. Conway, Alan B. Graf, Jr., and Jeanne P. Jackson are nominated by the Board of Directors for election by the holders of Class B Stock. The other nine nominees are nominated by the Board of Directors for election by the holders of Class A Stock.

Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock and the three director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

The Corporate Governance Guidelines adopted by the Board of Directors provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Background information on the nominees as of July 14, 2008, appears below:

Nominees for Election by Class A Shareholders

John G. Connors — Mr. Connors, 49, a director since 2005, is a partner in Ignition Partners LLC, a Seattle-area venture capital firm. Mr. Connors served as Senior Vice President and Chief Financial Officer of Microsoft Corporation from December 1999 to May 2005. He joined Microsoft in 1989 and held various management positions, including Corporate Controller from 1994 to 1996, Vice President, Worldwide Enterprise Group in 1999, and Chief Information Officer from 1996 to 1999. Mr. Connors is a member of the Board of Trustees — Swedish Medical Center, and also member of the Board of Directors of Jobster, Inc., Admit One Security, Inc., FiREapps, Inc., SecondSpace, Splunk Inc., the Washington Policy Center, and the University of Washington Tyee Club.

Timothy D. Cook — Mr. Cook, 47, a director since 2005, is the Chief Operating Officer of Apple, Inc. Mr. Cook joined Apple in March 1998 as Senior Vice President of Worldwide Operations and also served as Executive Vice President, Worldwide Sales and Operations. Mr. Cook was Vice President, Corporate Materials for Compaq Computer Corporation from 1997 to 1998. Previous to his work at Compaq, Mr. Cook served in the positions of Senior Vice President Fulfillment and Chief Operating Officer of the Reseller Division at Intelligent Electronics from 1994 to 1997. Mr. Cook also worked for International Business Machines Corporation from 1983 to 1994, most recently as Director of North American Fulfillment.

Ralph D. DeNunzio — Mr. DeNunzio, 76, a director since 1988, is President of Harbor Point Associates, Inc., New York, New York, a private investment and consulting firm. Mr. DeNunzio was employed by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1953 to 1987, where he served as President from 1977 to 1986, as Chief Executive Officer from 1980 to 1987 and as Chairman of the Board of Directors from 1986 to 1987. Mr. DeNunzio served as Vice Chairman and Chairman of the Board of Governors of the New York Stock Exchange from 1969 to 1972 and was President of the Securities Industry Association in 1981. In 1970, Mr. DeNunzio headed the Securities Industry Task Force, which led to enactment of the Securities Investor Protection Act of 1970 and establishment of the Securities Investor Protection Corporation.

Douglas G. Houser — Mr. Houser, 73, a director since 1970, has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey since 1965. Mr. Houser is a trustee of Willamette University and a Fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association and as a Director of the Rand Corporation, Institute for Civil Justice Board of Overseers.

Philip H. Knight — Mr. Knight, 70, a director since 1968, is Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to 1990, and from June 2000 to 2004. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University.

Mark G. Parker — Mr. Parker, 52, has been President and Chief Executive Officer and a director since January 2006. He has been employed by NIKE since 1979 with primary responsibilities in product research, design and development, marketing, and brand management. Mr. Parker was appointed divisional Vice President in charge of development in 1987, corporate Vice President in 1989, General Manager in 1993, Vice President of Global Footwear in 1998, and President of the NIKE Brand in 2001.

Johnathan A. Rodgers — Mr. Rodgers, 62, a director since November 2006, is the President and Chief Executive Officer of TV One, LLC. Prior joining TV One, LLC in March 2003, Mr. Rodgers was President, Discovery Networks US for Discovery Communications, Inc. from 1996 to 2003. Prior to his work at Discovery Communications, Mr. Rodgers had a 20-year career at CBS, Inc. where he held a variety of executive positions, including President, CBS Television Stations. Mr. Rodgers is also a director of Procter & Gamble Company, a Trustee of the University of California — Berkeley, and a director of the National Cable Telecommunication Association.

Orin C. Smith — Mr. Smith, 65, a director since 2004, was President and Chief Executive Officer of Starbucks Corporation from 2000 to 2005. He joined Starbucks as Vice President and Chief Financial Officer in 1990, became President and Chief Operating Officer in 1994, and became a director of Starbucks in 1996. Prior to joining Starbucks, Mr. Smith spent a total of 14 years with Deloitte & Touche. He was later the Executive Vice President and Chief Financial Officer of two transportation companies. Between these assignments, he was Chief Policy and Finance Officer in the administrations of two Washington State Governors. Mr. Smith is also a member of the Board of Directors of Washington Mutual, Inc., and The Walt Disney Company.

John R. Thompson, Jr. — Mr. Thompson, 67, a director since 1991, was head coach of the Georgetown University men’s basketball team from 1972 until 1998. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He hosts a sports radio talk show in Washington, D.C., and is a nationally broadcast sports analyst for Turner Network Television (TNT) and the Westwood One, Inc. radio network. He serves as Assistant to the President of Georgetown for Urban Affairs, and he is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors.

Nominees for Election by Class B Shareholders

Jill K. Conway — Dr. Conway, 74, a director since 1987, is currently a Visiting Scholar with the Massachusetts Institute of Technology’s Program in Science, Technology and Society. Dr. Conway was a Professor of History and President of Smith College, Northampton, Massachusetts, from 1975 to 1985. She was affiliated with the University of Toronto from 1964 to 1975, and held the position of Vice President, Internal Affairs from 1973 to 1975. Dr. Conway holds numerous Honorary Doctorates from North American universities. She is also a director of Colgate-Palmolive Company and a former director of Merrill Lynch & Co., Inc.

Alan B. Graf, Jr. — Mr. Graf, 54, a director since 2002, is the Executive Vice President and Chief Financial Officer of FedEx Corporation, a position he has held since 1998, and is a member of FedEx Corporation’s Executive Committee. Mr. Graf joined FedEx Corporation in 1980 and was Senior Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998. He is also a director of Mid-America Apartment Communities, Inc.

Jeanne P. Jackson — Ms. Jackson, 56, a director since 2001, is Founder and CEO of MSP Capital, a private investment company. Ms. Jackson was CEO of Walmart.com from March 2000 to January 2002.

She was with Gap, Inc., as President and CEO of Banana Republic from 1995-2000, also serving as CEO of Gap, Inc. Direct from 1998-2000. Since 1978, she has held various retail management positions with Victoria’s Secret, The Walt Disney Company, Saks Fifth Avenue, and Federated Department Stores. Ms. Jackson is the President of the United States Ski and Snowboard Foundation Board of Trustees, and serves on the Board of Advisors of the University of California, Irvine. She is also a director of McDonald’s Corporation, Nordstrom, Inc., and Harrah’s Entertainment, Inc.

Board of Directors and Committees

The Board currently has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Finance Committee, a Corporate Responsibility Committee, and a Compensation Committee, and may also appoint other committees from time to time. Each committee has a written charter; all such charters, as well as the Company’s corporate governance guidelines, are available at the Company’s internet website (www.nikebiz.com/investors) and will be provided in print to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. There were five meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served, except for Mr. Thompson, who attended 73 percent. The Company encourages all directors to attend each annual meeting of shareholders, and all directors attended the 2007 Annual Meeting.

Pursuant to New York Stock Exchange rules, in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The rules permit the Board to adopt categorical standards under which relationships will be deemed immaterial without any specific Board determination. Accordingly, the Board has determined that commercial or charitable relationships below the following thresholds will not be considered material relationships that impair a director’s independence: (i) if a NIKE director or immediate family member is an executive officer of another company that does business with NIKE and the annual sales to, or purchases from, NIKE are less than one percent of the annual revenues of the other company; and (ii) if a NIKE director or immediate family member serves as an officer, director or trustee of a charitable organization, and NIKE’s contributions to the organization are less than one percent of that organization’s total annual charitable receipts. After applying this categorical standard, the Board of Directors has determined that all directors have no material relationship with the Company and, therefore, are independent, except for Messrs. Knight, Parker, and Thompson. Mr. Knight and Mr. Parker are executive officers of the Company, and Mr. Thompson is not independent pursuant to New York Stock Exchange rules as a result of the Company’s payments to his son described below under the heading “Transactions with Related Persons.”

Executive sessions of non-management directors (consisting of all directors other than Mr. Knight and Mr. Parker) are regularly scheduled and held at least once each year. The position of presiding director at these executive sessions is rotated among the Chairs of the various Board committees, other than the Executive Committee, so there is no single lead director. The current presiding director at the executive sessions is Mr. Smith.

The Executive Committee of the Board is currently composed of Messrs. Knight (Chairman), Parker, and Houser. The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 2008, but took actions from time to time pursuant to written consent resolutions.

The Audit Committee is currently composed of Messrs. Graf (Chairman), Connors, and Smith. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the New York Stock Exchange listing standards. The Board has also determined that Mr. Graf is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. The Audit Committee is responsible for the engagement or discharge of the independent registered public accountants, reviews and approves services provided by the independent registered public accountants, and reviews with the independent registered public accountants the scope and results of their annual examination of the Company’s consolidated financial statements and any recommendations they may have. The Audit Committee also reviews the Company’s procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, and the Company’s policies concerning financial reporting and business practices. The Audit Committee met 12 times during the fiscal year ended May 31, 2008.

The Nominating and Corporate Governance Committee is currently composed of Mr. DeNunzio (Chairman), Dr. Conway, and Mr. Houser. The Board has determined that each member of the Nominating and Corporate Governance Committee meets all applicable independence requirements under the New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends director nominees for election at each annual shareholder meeting, and develops and recommends corporate governance guidelines and standards for business conduct and ethics. The Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations to the Board concerning the structure and membership of the other Board committees. Company policy requires the Nominating and Corporate Governance Committee to review any transaction or proposed transaction with a related person and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Nominating and Corporate Governance Committee met three times during the fiscal year ended May 31, 2008.

The Finance Committee is currently composed of Messrs. Smith (Chairman), Connors, and DeNunzio. The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments. The Finance Committee met eight times during the fiscal year ended May 31, 2008.

The Corporate Responsibility Committee is currently composed of Dr. Conway (Chair), Ms. Jackson and Messrs. Houser, Rodgers, and Thompson. The Corporate Responsibility Committee reviews significant activities and policies regarding labor and environmental practices, community affairs, charitable and foundation activities, diversity and equal opportunity, and environmental and sustainability initiatives, and makes recommendations to the Board of Directors. The Corporate Responsibility Committee met four times during the fiscal year ended May 31, 2008.

The Compensation Committee is currently composed of Mr. DeNunzio (Chairman), Mr. Cook, and Ms. Jackson. The Compensation Committee determines the Chief Executive Officer’s compensation and makes recommendations to the Board regarding other officers’ compensation, management incentive compensation arrangements and profit sharing plan contributions. The Compensation Committee also grants stock options and restricted stock bonuses under the NIKE, Inc. 1990 Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan. The Compensation Committee met six times during the fiscal year ended May 31, 2008.

Director Nominations

The Nominating and Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the Committee, c/o John F. Coburn III, Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected.

The Board of Directors has adopted qualification standards for the selection of independent nominees for director which can be found at our internet website: www.nikebiz.com/investors. As provided in the these standards and the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, distinguished business experience or other non-business achievements; education; significant knowledge of international business, finance, marketing, technology, law, or other fields which are complementary to, and balance the knowledge of other Board members; a desire to represent the interests of all shareholders; independence; character; ethics; good judgment; diversity; and ability to devote substantial time to discharge Board responsibilities. In considering the re-nomination of an incumbent director, the Nominating and Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills or diversity that such director brings to the Board. All potential new director candidates, whether recommended by shareholders or identified by other means, are initially screened by the Chair of the Nominating and Corporate Governance Committee, who may seek additional information about the background and qualifications of the candidate, and who may determine that a candidate does not have qualifications that merit further consideration by the full committee. With respect to new director candidates who pass the initial screening, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and potential contributions to the Board, and determines by majority vote whether to recommend such candidates to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors.

Directors first elected after the 1993 fiscal year must retire at age 72.

Shareholder Communications with Directors

Shareholders or interested parties desiring to communicate directly with the Board of Directors, with the non-management directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients, c/o John F. Coburn III, Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. All such communications will be reviewed, compiled as necessary, and then forwarded to the designated recipient or recipients in a timely manner.

Code of Business Conduct and Ethics

The NIKE Code of Ethics (“Code”) is available at the Company’s internet website (www.nikebiz.com) and will be provided in print without charge to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. The Code applies to the Company’s chief executive officer and senior financial officers, and to all other Company directors, officers and employees. The Code provides that any waiver of the Code may be made only by the Board. Any such waiver in favor of a director or executive officer will be publicly disclosed. The Company plans to disclose amendments to, and waivers from, the Code on the Company’s internet website: www.nikebiz.com/investors.

Director Compensation for Fiscal 2008

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	All Other Compensation (2) ($)	Total ($)
John G. Connors	$66,000	$59,093	$11,500	$136,593
Jill K. Conway	58,667	59,093	14,980	132,740
Timothy D. Cook	58,000	59,093	7,800	124,893
Ralph D. DeNunzio	89,333	73,866	30,620	193,819
Alan B. Graf, Jr.	80,333	59,093	300	139,726
Douglas G. Houser	64,500	73,866	5,300	143,666
Jeanne P. Jackson	65,000	59,093	5,300	129,393
Johnathan A. Rodgers	58,500	83,926	13,508	155,934
Orin C. Smith	77,166	59,093	20,300	156,559
John R. Thompson, Jr.	40,000	59,093	40,658	139,751

(1)	Represents the amount of compensation expense recognized under FAS 123R in fiscal 2008 with respect to annual director options granted in fiscal 2008 and fiscal 2007, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the one-year vesting period. On September 17, 2007, each listed director other than Messrs. DeNunzio and Houser was granted an option for 4,000 shares with an exercise price of $56.31 per share, which was the closing market price of our Class B Common Stock on the grant date. The grant date fair value of each of these options was $54,000, or $13.50 per share covered by the option. On September 17, 2007, each of Messrs. DeNunzio and Houser was granted an option for 5,000 shares with an exercise price of $56.31 per share, which was the closing market price of our Class B Common Stock on the grant date. The grant date fair value of each of these options was $67,500, or $13.50 per share covered by the option. On November 16, 2006, Mr. Rodgers was granted an option for 10,000 shares with an exercise price of $47.745 per share, which was the closing market price of our Class B Common Stock on November 15, 2006, the last trading day prior to the grant date. The grant date fair value of this option was $99,400, or $9.94 per share covered by the option. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 10 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2008. As of May 31, 2008, non-employee directors held outstanding options for the following numbers of shares of our Class B Common Stock: Mr. Connors, 30,000; Dr. Conway, 36,000; Mr. Cook, 22,000; Mr. DeNunzio, 53,000; Mr. Graf, 46,000; Mr. Houser, 15,000; Ms. Jackson, 48,000; Mr. Rodgers, 14,000; Mr. Smith, 38,000; and Mr. Thompson, 28,000.

(2)	Includes medical and life insurance premiums paid by us of $14,680 for Dr. Conway and $15,551 for Mr. Thompson. Also includes matching charitable contributions by us under the NIKE Matching Gift

Program, under which directors are eligible to contribute to qualified charitable organizations and we provide a matching contribution to the charities in an equal amount, up to $20,000 in the aggregate for each director annually. In fiscal 2008, we matched contributions to charities in the following amounts: Mr. Connors, $11,200, Mr. Cook, $7,500, Mr. DeNunzio, $20,000, Mr. Houser, $5,000, Ms. Jackson, $5,000, and Mr. Smith, $20,000. Also includes commercial airfare for family members who accompanied Messrs. DeNunzio, Rodgers, and Thompson to a board meeting, in the amounts of $10,320, $13,208, and $24,807, respectively. Also includes sample and test products we provided to directors during the fiscal year, the value of which we estimate at $300 for each director based on our incremental cost.

Director Fees and Arrangements

Under our standard director compensation program in effect in fiscal 2008, each non-employee director received an annual retainer fee at the rate of $50,000 per year, a $2,000 meeting fee for each board meeting attended and a $1,000 meeting fee for each committee meeting attended. Prior to September 1, 2007, the annual retainer fee was $40,000 per year. Additionally, on the date of each annual meeting of shareholders, each non-employee director receives an option to purchase 4,000 shares of our Class B Common Stock. The option has a term of ten years and an exercise price equal to the closing market price of our Class B Common Stock on the grant date. The option becomes exercisable in full on the date of the next annual meeting of shareholders. Messrs. Connors, Cook, Graf, Rodgers and Smith and Ms. Jackson participate in our standard director compensation program. Messrs. DeNunzio and Houser also participate in our standard program, except that, in exchange for electing in fiscal 2000 to participate in the standard program when it was first instituted, they each receive an option to purchase 5,000 shares of our Class B Common Stock, instead of 4,000 shares.

Mr. Thompson and Dr. Conway do not participate in our standard director compensation program. Pursuant to elections made in fiscal 2000, Mr. Thompson and Dr. Conway received in fiscal 2008 an annual retainer fee at the rate of $32,000 per year (instead of the $50,000 annual retainer fee paid under our standard program), a $2,000 meeting fee for each board meeting attended and a $1,000 meeting fee for each committee meeting attended. Prior to September 1, 2007, the annual retainer for Mr. Thompson and Dr. Conway was $22,000 per year. Pursuant to these elections, Mr. Thompson and Dr. Conway also receive medical insurance and $500,000 of life insurance coverage paid for by us. Additionally, on the date of each annual meeting of shareholders, Mr. Thompson and Dr. Conway each receive an option to purchase 4,000 shares of our Class B Common Stock on the same terms as apply to the options granted pursuant to our standard program.

In fiscal 2008, non-employee directors serving as chair to a board committee, except the Executive Committee, also received an annual fee at the rate of $10,000 for each committee chaired, and the chair of the Audit Committee received an annual fee at the rate of $15,000. Prior to September 1, 2007, the annual fee for committee chairs was $5,000 for all board committees We also pay for or reimburse our non-employee directors for travel and other expenses incurred in attending board meetings. Any fees that changed during the fiscal year were prorated, that is, paid at the lower rate for the period prior to September 1, 2007, and at the higher rate thereafter.

Philip H. Knight, as the chairman of our board of directors, is one of our executive officers, but is not a Named Executive Officer. Mr. Knight does not receive any additional compensation for services provided as a director.

Director Participation in Deferred Compensation Plan

Under our Deferred Compensation Plan, non-employee directors may elect in advance to defer up to 100 percent of the director fees paid by us, including retainer fees, committee fees and meeting fees. For a description of the plan, see “Non-Qualified Deferred Compensation in Fiscal 2008” below. In addition, in fiscal 2000, Dr. Conway and Messrs. DeNunzio, Houser, and Thompson received credits to a fully vested NIKE stock account under the Deferred Compensation Plan in exchange for their waiver of rights to future payments under a former non-employee director retirement program. The Class B shares credited to these directors’ accounts will be distributed to them upon their retirement from the Board, and the accounts are credited with quarterly dividends until distributed.

Stock Holdings of Certain Owners and Management

The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 14, 2008, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company’s securities, (ii) each of the directors and nominees for director, (iii) each executive officer listed in the Summary Compensation Table (“Named Officers”), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person’s beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Mr. Knight, for Cardinal Investment Sub I L.P., and for all directors and officers as a group.

	Title of Class	Shares Beneficially Owned (1)		Percent of Class (2)
John G. Connors Bellevue, Washington	Class B	32,460	(3)	—
Jill K. Conway Boston, Massachusetts	Class B	70,019	(3) (4)	—
Timothy D. Cook Cupertino, California	Class B	18,000	(3)	—
Ralph D. DeNunzio Riverside, Connecticut	Class B	213,359	(3) (4)	—
Alan B. Graf, Jr Memphis, Tennessee	Class B	50,000	(3)	—
Douglas G. Houser Portland, Oregon	Class B	174,800	(3) (4)	—
Jeanne Jackson Newport Coast, California	Class B	46,600	(3)	—
Philip H. Knight Beaverton, Oregon	Class A Class B	91,910,094 91,923,764	(5) (5)	95.5 18.9	% %
Mark G. Parker (6) Beaverton, Oregon	Class B	875,889	(3) (7)	0.2%
Johnathan A. Rodgers Silver Spring, Maryland	Class B	10,000	(3)	—
Orin C. Smith Seattle, Washington	Class B	34,000	(3)	—
John R. Thompson, Jr Washington, D.C.	Class B	39,268	(3) (4)	—

	Title of Class		Shares Beneficially Owned (1)		Percent of Class (2)
Donald W. Blair (6) West Linn, Oregon	Class B		382,374	(3) (7)	—
Charles Denson (6) Portland, Oregon	Class B		789,999	(3) (7) (8)	0.2%
Trevor Edwards (6) Portland, Oregon	Class B		395,220	(3) (7)	0.1%
Gary M. DeStefano (6) Beaverton, Oregon	Class B		173,429	(3) (7)	—
Sojitz Corporation of America Portland, Oregon	Preferred	(9)	300,000		100%
Cardinal Investment Sub I, L.P Fort Worth, Texas	Class A Class B		2,000,000 28,486,262	(10) (10)	2.1 7.2	% %
FMR LLC Boston, Massachusetts	Class B		24,207,637	(11)	6.1%
All directors and executive officers as a group (23 persons)	Class A Class B		91,910,094 95,507,728	(3)	95.5 19.7	% %

(1)	A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	Omitted if less than 0.1 percent.

(3)	These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 14, 2008, the following numbers of shares: 26,000 shares for Mr. Connors, 32,000 shares for Dr. Conway, 18,000 shares for Mr. Cook, 48,000 shares for Mr. DeNunzio, 42,000 shares for Mr. Graf, 10,000 shares for Mr. Houser, 44,000 shares for Ms. Jackson, 713,750 shares for Mr. Parker, 10,000 shares for Mr. Rodgers, 34,000 shares for Mr. Smith, 24,000 shares for Mr. Thompson, 338,000 shares for Mr. Blair, 732,500 shares for Mr. Denson, 353,000 shares for Mr. Edwards, 134,500 shares for Mr. DeStefano, and 2,766,200 shares for the executive officer and director group.

(4)	Includes shares credited to accounts under the NIKE, Inc. Deferred Compensation Plan in the following amounts: 9,253 for Dr. Conway, 8,559 for Mr. DeNunzio, 9,426 for Mr. Houser, and 7,268 for Mr. Thompson.

(5)	Does not include: (a) 130,448 Class A shares owned by a corporation which is owned by Mr. Knight’s spouse, (b) 1,850,000 Class B shares held by the Knight Foundation, a charitable foundation in which Mr. Knight and his spouse are directors, (c) 2,000,000 Class A shares and 950,000 Class B shares held by Oak Hill Strategic Partners, L.P., a limited partnership in which a company owned by Mr. Knight is a limited partner, and (d) 25,536,262 Class B shares held by Cardinal Investment Sub I L.P., a limited partnership in which Mr. Knight is a limited partner. Mr. Knight has disclaimed ownership of all such shares.

(6)	Executive officer listed in the Summary Compensation Table.

(7)	Includes shares held in accounts under the NIKE, Inc. 401(k) and Profit Sharing Plan for Messrs. Parker, Blair, Denson, Edwards and DeStefano in the amounts of 6,301, 1,858, 8,134, 3,107, and 6,353 shares, respectively.

(8)	Includes 200 shares held by a partnership in which Mr. Denson’s spouse is a general partner.

(9)	Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company’s Restated Articles of Incorporation, as amended.

(10)	Includes 2,000,000 shares of Class A Common Stock and 950,000 shares of Class B Common Stock held by Oak Hill Strategic Partners, L.P., which is under common control with Cardinal Investment Sub I, L.P.

(11)	Information provided as of December 31, 2007 in Schedule 13G filed by the shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 2008 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

Transactions with Related Persons

Mr. Knight makes his airplane available for business use by the Company for no charge. NIKE operates and maintains the aircraft. Mr. Knight has reimbursed the Company $723,098 for NIKE’s operating costs related to his personal use of this aircraft during fiscal 2008, determined based on the cost of fuel and other variable costs associated with the flights under FAR 91-501(d).

The Company engages the services of Howard Slusher, the father of John Slusher, Vice President of Sports Marketing, to provide operational consulting services to the Company. Also, pursuant to the terms of a past consulting agreement with the Company, the Company agreed to pay for health insurance and for life insurance policies for Howard Slusher following expiration of the agreement. During fiscal 2008 the Company paid Howard Slusher $157,992 for consulting services and health and life insurance premiums. In connection with that prior consulting agreement, in December 2000 he was also granted a stock option to purchase 100,000 shares with an exercise price equal to the market price of $27.9065 per share at the time of grant, and during fiscal 2008 he paid the Company $2,790,650 to purchase the stock.

Three of Mr. Parker’s siblings are employed by the Company in non-executive roles. Bob Parker is a Strategic Account Manager, and has been employed by the Company for over 24 years; Stephen Parker is the General Manager, China-Converse, and has been employed by the Company for over 20 years; and Ann Parker is a Senior Design Recruiter, and has been employed by the Company for over 19 years.

During fiscal year 2008, the Company paid aggregate compensation to Bob Parker, Stephen Parker and Ann Parker in the amounts of $280,058, $314,782, and $195,578, respectively. The compensation was consistent with compensation paid to other employees holding similar positions, and was composed of salary, performance bonus, the grant date fair value of stock options granted during the fiscal year estimated using the Black-Scholes pricing model, and profit sharing and matching contributions to Company-sponsored retirement plans.

Mr. Thompson’s son, John Thompson III, is the head basketball coach at Georgetown University, and the Company has a contract with him to provide endorsement and consulting services to the Company through August 2009. The Company paid him $141,241 for services, product, and travel during fiscal year 2008 pursuant to the contract. The Company also donated $25,000 to a charitable foundation which provides education and healthcare services for underserved children and families, and of which John Thompson III is the president and a board member.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the fiscal year ended May 31, 2008 were Ralph D. DeNunzio, Timothy D. Cook, Jeanne P. Jackson and John R. Thompson, Jr. As described in the immediately preceding paragraph, the Company made payments to Mr. Thompson’s son in fiscal 2008 pursuant to an endorsement contract. Mr. Thompson resigned from the Compensation Committee in May 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Operation of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) exercises sole authority with respect to the performance evaluation and compensation of the CEO. The Committee may not delegate this authority. Subject to the approval of our Board of Directors, the Committee also determines the compensation of our other Named Executive Officers. The Committee also oversees the performance evaluation of those officers and the administration of our executive compensation programs. The Committee receives recommendations from the CEO as to compensation of other Named Executive Officers, and the CEO participates in Committee discussions regarding the compensation of those officers. The Committee meets in executive session without the CEO to determine his compensation. The Committee is comprised of Ralph D. DeNunzio (Chairman), Timothy D. Cook, and Jeanne P. Jackson, each of whom is an independent director under applicable New York Stock Exchange listing standards. The Committee operates pursuant to a written charter that is available on our website at: www.nikebiz.com/investors.

Each year, the Committee reviews our executive total compensation programs to ensure that they continue to reflect the Committee’s commitment to link executive compensation with the creation of value for our shareholders. The programs have been designed to deliver total compensation that motivates and rewards short and long-term financial performance to maximize shareholder value, and to be externally competitive to attract and retain outstanding and diverse executive talent. The Committee has the sole authority under its charter to retain compensation consultants engaged to assist the Committee in evaluating the compensation of executive officers, but the Committee has not retained any such consultants. In conducting the annual review, the Committee considers information provided by our human resources staff. Our human resources staff retains Hewitt Associates and Towers Perrin, both independent compensation consulting firms, to provide surveys and reports containing competitive market data. The staff uses this information to make recommendations to the Committee concerning executive compensation. These consultants do not, however, formulate executive compensation strategies for NIKE or recommend individual executive compensation. The Committee reviews summaries prepared by our human resources staff and uses this data as well as reliance on the Committee’s collective experience and judgment to set executive compensation.

Use of Market Survey Data

To help establish competitive ranges of base salary and incentive compensation opportunities for purposes of making recommendations to the Committee, our human resources staff uses competitive market data from surveys and reports prepared by Hewitt Associates and Towers Perrin. We use two benchmarks. One is a broad group of companies across many industries with revenues of $10 billion or more. The second benchmark we use is a peer group comprised of 24 consumer product companies that were selected based on factors such as having products or markets similar to ours, market capitalization or size similar to ours, or a common labor market for executive talent.

For purposes of setting executive compensation for fiscal 2008, the companies in this peer group were as follows: Abbott Laboratories, Apple Inc., The Clorox Company, The Coca Cola Company, Colgate-Palmolive Company, Columbia Sportswear Company, Federated Department Stores Inc., FedEx Corp., Gap Inc., General Mills Inc., Hewlett Packard Company, Intel Corp., International Business Machines Corporation, Kellogg Co., Limited Brands Inc., McDonald’s Corporation., Microsoft Corp., Pepsico, Inc., Polo Ralph Lauren Corporation, The Procter & Gamble Company, Starbucks Corp., Texas Instruments Incorporated, The Walt Disney Company, and Williams-Sonoma, Inc.

The surveys that our human resources staff review for each of the two benchmarks show percentile compensation levels for various executive positions. The Committee does not endeavor to set executive compensation at or near any particular percentile, and considers total compensation to be competitive if it is within the band of the 25th to 75th percentiles. Market data is only one of many factors that the Committee considers in the determination of executive compensation levels. Other factors include internal pay equity, level of responsibility, the individual’s performance, expectations regarding the individual’s future contributions, our own performance, budget considerations, and succession planning retention strategies.

Objectives and Elements of Our Compensation Program

Our executive overall compensation strategy is accomplished through a total compensation program that is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and, most importantly, maximize shareholder returns. Our total compensation program for the Named Executive Officers consists of the following elements:

•	Base salary that reflects the executive’s accountabilities, skills, experience, performance, and future potential

•	Annual performance-based incentive bonus based on company financial results under our Executive Performance Sharing Plan

•	A portfolio approach to long-term incentive compensation to provide a balanced mix of equity and performance-based cash incentives

•	Performance-based awards payable in cash under the Long-Term Incentive Plan to encourage attainment of long-term financial objectives

•	Time vested stock options to align the interests of executives with those of shareholders

•	Time vested restricted stock awards to provide incentives consistent with shareholder returns, and to supply a strong retention incentive

•	Benefits

•	Profit sharing under defined contribution retirement plans

•	Post-termination payments under non-competition and/or employment agreements

In determining the award levels for each of the elements in our total compensation program, our philosophy is to “pay for performance,” so we place relatively greater emphasis on the incentive components of compensation (Executive Performance Sharing Plan, Long-Term Incentive Plan, and Stock Options) to align the interests of our executives with shareholders, and motivate them to maximize shareholder returns. This is balanced with retention incentives provided by base salary and restricted stock awards. We look to the experience and judgment of the Committee to determine what it believes to be the appropriate mix of compensation elements for each executive, rather than applying fixed ratios or formulae, or relying solely on market data or quantitative measures. In allocating compensation among the various elements, the Committee considers market data, Company performance and budget, the impact of the executive’s position in the Company, individual past performance, expectations for future performance, experience in the position, any anticipated increase in the individual’s responsibilities, internal pay equity for comparable positions, and succession planning retention strategies.

Annual Cash Compensation

Base Salary

When making recommendations to the Committee concerning base salary levels for our Named Executive Officers, our human resources staff considers the market data described above to recommend base salaries generally between the 25th and 75th percentiles of the salaries for comparable positions reflected in the surveys and reports. Other factors considered in setting annual salary levels include the individual’s performance in the prior year, expectations regarding the individual’s future performance, experience in the position, any anticipated increase in the individual’s responsibilities, internal pay equity for comparable positions, and succession planning strategies. The Committee reviews these factors each year and adjusts base salary to make sure that we are appropriately rewarding performance. In setting a Named Executive Officer’s overall compensation package for the year, however, the Committee attempts to place a relatively greater emphasis on the incentive components of that compensation, than on base salary.

The Committee generally reviews and adjusts base salaries annually based on a review of individual performance at a meeting in June, with salary adjustments becoming effective for the first pay period ending in August. During the fiscal 2008 salary review in June 2007, the Committee decided to increase Mr. Parker’s base salary from $1,250,000 to $1,400,000, because of his strong performance, increasing experience in the position, and to more closely align his salary with comparable salaries for CEO positions at our peer group of companies. The Committee decided to increase Mr. Denson’s base salary from $1,150,000 to $1,200,000, Mr. Blair’s base salary from $685,000 to $750,000, and Mr. DeStefano’s base salary from $925,000 to $965,000. The increases for Mr. Denson and Mr. DeStefano were generally in line with average company-wide merit increases for fiscal 2008, while Mr. Blair’s salary was further increased to more closely align his base salary with what the Committee believed to be comparable salaries for CFO positions at our peer group of companies. Mr. Edwards’ base salary was increased from $725,000 to $775,000 per year in connection with his increasing responsibilities in managing our key product categories.

Performance-Based Annual Incentive Bonus

Annual bonuses are paid to the Named Executive Officers under our Executive Performance Sharing Plan (“PSP”). Our “pay for performance” philosophy for bonuses is simple: if we exceed our financial objectives, we will pay more; if we fail to reach them, we will pay less or nothing at all. The PSP for all executives is based 100% on overall corporate performance each year as measured by income before income taxes excluding the effect of any acquisitions, divestitures or accounting changes (“PTI”). Basing our bonus program for all executives on overall corporate performance is intended to foster teamwork and send the message to each executive that his or her role is to help ensure overall organizational success and maximize shareholder returns.

Each year the Committee establishes a target bonus for each Named Executive Officer under the PSP expressed as a percentage of base salary paid during the year. The threshold bonus under the PSP is 50% of the target bonus and the maximum bonus is 150% of target. For fiscal 2008, the Committee approved target bonuses as a percentage of salary paid during the year of 125% for Mr. Parker, 110% for Mr. Denson, 80% for Mr. DeStefano, and 70% for Mr. Blair and Mr. Edwards. These were the same target bonus percentages approved for the Named Executive Officers for fiscal 2007, except that the target bonus for Mr. Parker was increased from 110%, and the target bonus for Mr. Denson was increased from 100% because the Committee assessed the market compensation for similar positions in our peer group of companies and made a judgment that relatively more of their total compensation should be incentive based. The Committee sets these target bonus levels each year based on its judgment of the impact of the position in the Company and what it finds to be competitive with our peer group of companies and our competitors, while maintaining internal pay equity for comparable positions.

The Committee approved PSP performance goals for fiscal 2008 of $2,412 million of PTI for the target bonus payout, $2,200 million of PTI for a 50% threshold bonus payout, and $2,624 million of PTI for a 150% maximum bonus payout. The Committee determined that the fiscal 2008 PTI target should represent a 9.6% increase over fiscal 2007 PTI of $2,200 million. The percentage increase in PTI over prior year results required to achieve the target bonus payout each year is not a uniform percentage, but is established by the Committee based on its evaluation of our business plan and prospects for the year. The threshold and maximum PTI levels are also determined by the Committee based on similar factors. The Committee set the threshold PTI target level at 8.8% below the target PTI, and set the maximum PTI target level at 8.8% above the target PTI.

The PSP payout for all executives as a percentage of target bonus for fiscal 2008 was 112% based on our achievement of adjusted PTI of $2,465 million in fiscal 2008, which was 102% of the target payout level. To arrive at adjusted PTI, our actual income before income taxes of $2,503 reported for fiscal 2008 was adjusted to eliminate the effects of the acquisition of Umbro plc, and the divestitures of NIKE Bauer Hockey and the Starter brand of Exeter Brands Group, all of which occurred in fiscal 2008.

Long-Term Compensation

Performance-Based Long-Term Incentive Plan

The first component in our long-term portfolio mix is performance-based awards payable in cash under our Long-Term Incentive Plan (“LTIP”). As with the annual bonus, the LTIP follows our “pay for performance’ philosophy. If we exceed our targets, we will pay more; if we fall short, we will pay less or nothing at all. This program causes our executives to focus on overall, long-term financial performance, and is intended to reward them for improving shareholder returns. At the beginning of each fiscal year, the Committee establishes performance goals and potential cash payouts for the next three fiscal years for all executives under the LTIP. LTIP measures for all executives are based 50% on cumulative revenues for the three-year performance period and 50% on cumulative diluted earnings per share (“EPS”) for the period, in each case excluding the effect of acquisitions, divestitures and accounting changes.

In June 2007, the Committee approved LTIP awards to all Named Executive Officers for the fiscal 2008-2010 performance period. Target award levels were approved for each Named Executive Officer, with the threshold award equal to 50% of the target award and the maximum award equal to 200% of the target award. The target awards were $1,500,000 for Mr. Parker, $1,000,000 for Mr. Denson and $300,000 for Mr. Blair, Mr. DeStefano and Mr. Edwards. The target awards for Mr. Parker and Mr. Denson were increased from $600,000 and $500,000, respectively, in the prior year, reflecting the Committee’s desire to have a higher portion of their compensation dependent on achievement of these long-term growth measures. Target award levels for the other Named Executive Officers remained at the same levels approved each year since 2003. The Committee sets these target LTIP levels each year based on its judgment of what it believes to be a desirable mix of long-term compensation, the impact of the position in the Company, and of what it finds to be competitive with our peer group of companies and our competitors, while maintaining internal pay equity for comparable positions.

For the fiscal 2008-2010 performance period, the cumulative revenue necessary to achieve the target award payout corresponds to a compounded annual growth rate (“CAGR”) in revenues from fiscal 2007 results of 8%. The 50% threshold payout requires cumulative revenues corresponding to a 5.3% CAGR, and the 200% maximum payout requires cumulative revenues corresponding to a 11.5% CAGR. The Committee set the CAGR for the target award payout level (the calculation of which excludes the effect of any acquisitions during the performance period) to correspond to our long-term financial goal of high single digit revenue growth including the effect of acquisitions. For EPS over the fiscal 2008-2010 performance period, the target payout requires cumulative EPS corresponding to a 13% CAGR from fiscal 2007 results. The 50% threshold payout requires cumulative EPS corresponding to an 8.5% CAGR, and the 200% maximum payout requires cumulative EPS corresponding to a 20.1% CAGR. The Committee set the CAGR for the target award payout level (the calculation of which excludes the effect of any acquisitions during the performance period) to correspond to our long-term financial goal of mid-teens EPS growth including the effect of acquisitions. The total payout percentage will be the average of the payout percentages determined for cumulative revenues and cumulative EPS, respectively.

Our executive officers were eligible to receive similar LTIP awards set in June 2005 covering the fiscal 2006-2008 performance period. Based on our performance over the last three fiscal years, the maximum 150% payout percentage under these awards was earned. Cumulative revenues for the period were $49,954 million after adjustment to eliminate the effects of the acquisition of Umbro plc, and the divestitures of NIKE Bauer Hockey and the Starter brand of Exeter Brands Group, all of which occurred in fiscal 2008, or 108% of the target payout level for revenue and a 10.8% CAGR, which corresponded to a 150% payout level for revenues. Cumulative EPS for the period, after adjustment to eliminate the effects of the acquisition of Umbro Ltd., and the divestitures of NIKE Bauer Hockey and the Starter brand of Exeter Brands Group, as well as FAS 123R expense from fiscal 2007 and 2008, was $18.96, or 112% of the target payout level for EPS and an 18.5% CAGR, which corresponded to a 150% payout level for EPS. The total payout percentage was the average of the payout percentages determined for cumulative revenues and cumulative EPS, respectively.

Performance-Based Stock Options

The second component in our long-term portfolio mix is stock options. Stock options are designed to align the interests of the Company’s executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class B Stock. This is true “pay for performance”: executives are rewarded only if the market price of our stock rises, and they get nothing if the price does not rise. Our stock option program is generally based on granting options for a consistent number of shares each year for each position. When determining the grants, the Committee focuses on the number of shares, not the value for accounting purposes. Our approach is based on our desire to carefully control annual share usage and avoid fluctuations in grant levels due to share price changes. The Committee awards stock options to each executive based on its judgment of a desirable mix of long-term incentive compensation, and what it believes to be competitive with our peer group of companies and our competitors, while maintaining internal pay equity for comparable positions. Our human resources staff periodically tests the reasonableness of our stock option grants against peer group market data.

Options are generally granted annually to all eligible employees, including the Named Executive Officers, in July of each year. Stock options for fiscal 2008 were granted by the Committee on July 20, 2007 with an exercise price equal to the closing market price of our stock on that date.

Options were granted in July 2007 to Mr. Parker for 135,000 shares and to Mr. Denson for 110,000 shares. Mr. Parker and Mr. Denson did not receive stock options in the July 2006 annual option grant, because they had each received two option grants in the prior fiscal year as a result of their promotions to Chief Executive Officer and sole President of the NIKE Brand, respectively. The Committee believed that Mr. Parker and Mr. Denson should resume receiving stock options to continue to provide incentives to align their interests with those of shareholders, and in the Committee’s judgment it determined that the number of shares were appropriate based on the Committee’s determination of a desirable mix of long-term compensation, Mr. Parker and Mr. Denson’s growing experience in their positions, the number of shares granted in the past, and a review of grants to comparable executives in our peer group of companies. Options were granted in July 2007 to Messrs. Blair, DeStefano, and Edwards for 50,000 shares each. These numbers of option shares granted to these executives appear lower than the number of shares granted in the prior year, because the prior year’s option shares were adjusted as a result of the April 2, 2007 two-for-one stock split (the number of shares doubled and the exercise price halved). However, the Committee does not adjust the number of shares for new grants of stock options following a stock split. Accordingly, the number of option shares granted to Mr. DeStefano remained the same as the number granted in July 2006. The number of option shares granted to Mr. Edwards increased from 33,000 in July 2006 to 50,000 in July 2007 based on the Committee’s recognition of his increasing responsibilities in managing our key product categories, and the number of option shares granted to Mr. Blair also increased from 33,000 in July 2006 to 50,000 in July 2007 based on the Committee’s determination that the grant should be increased due to what it believed to be higher equity incentive compensation for his position in our peer group of companies.

Options we grant generally promote executive retention because they carry four-year vesting periods and are forfeited if the employee leaves before vesting occurs. Under certain conditions optionees may receive accelerated vesting of all of their options upon retirement as described below under the heading “Potential Payments Upon Termination or Change-in-Control.” Based on their ages and years of service, Mr. Parker, Mr. Denson, Mr. DeStefano and Mr. Edwards could terminate employment at any time and receive full vesting of their options, and Mr. Blair could terminate employment and be vested in 60% of his unvested options. This provision for accelerated vesting has been a standard feature of our stock option grants to all employees since 2002.

Restricted Stock Awards

The third component in our long-term portfolio mix is restricted stock awards. Stock ownership and stock-based incentive awards align the interests of our Named Executive Officers with the interests of our shareholders, as the value of this incentive rises and falls with the stock price, consistent with shareholder returns. Historically, the Committee has generally awarded restricted stock to Named Executive Officers once every three years. However, the Committee has decided to grant restricted stock annually to Mr. Parker and Mr. Denson to provide a relatively greater alignment between their compensation and shareholder returns, and to enhance retention incentives. In addition, the Committee may also award restricted stock in connection with promotions or other special circumstances. Restricted stock awards are generally made in July at the same meeting at which stock options are granted. Awards generally vest in three equal installments on each of the first three anniversaries of the grant date. The awards promote executive retention as unvested shares held at the time the executive’s employment is terminated are forfeited. Award recipients receive dividends on the full number of restricted shares awarded, both vested and unvested.

Mr. Parker and Mr. Denson were the only Named Executive Officers that received restricted stock awards in fiscal 2008. In July 2007, Mr. Parker received an award covering 25,633 shares of our Class B Stock valued at $1,500,000 based on the closing price of our Class B Stock on the grant date and Mr. Denson received an award covering 17,089 shares of our Class B Stock valued at $1,000,000. Mr. Blair, Mr. DeStefano and Mr. Edwards did not receive restricted stock awards in fiscal 2008, because they received awards in fiscal 2007. The Committee set the restricted stock award levels for Mr. Parker and Mr. Denson based on succession planning retention strategies, what the Committee believed to be a desirable mix of long-term compensation, and the Committee’s judgment of what it found to be competitive with our peer group of companies and our competitors. Our human resources staff periodically tests the reasonableness of our restricted stock awards against peer group market data.

Profit Sharing and Retirement Plans

The NIKE 401(k) Savings and Profit Sharing Plan is our tax qualified retirement savings plan pursuant to which our employees, including the Named Executive Officers, are able to make pre-tax contributions from their cash compensation. We make matching contributions for all participants each year equal to 100% of their elective deferrals up to 5% of their total eligible compensation, which is initially invested in Class B Stock. We also make annual profit sharing contributions to the accounts of our employees under the 401(k) Savings and Profit Sharing Plan. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. The total profit sharing contribution and the percentage of salary and bonus contributed for each employee is determined each year by the Board of Directors. For fiscal 2008, the Board of Directors approved a profit sharing contribution for each employee equal to 4.85% of the employee’s total eligible salary and bonus.

The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Savings and Profit Sharing Plan, and also limits the amount of salary and bonus ($225,000 for fiscal 2008) with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified Deferred Compensation Plan. We also make profit sharing contributions under the Deferred Compensation Plan with respect to salary and bonus of any employee that exceeds the tax law limit, and for fiscal 2008 these contributions were equal to 4.85% of the total salary and bonus of each Named Executive Officer in excess of $225,000. These contributions under the Deferred Compensation Plan allow our Named Executive Officers and other highly compensated employees to receive profit sharing retirement contributions in the same percentage as our other employees. We do not match executive deferrals to the Deferred Compensation Plan. Executive officer balances in the Deferred Compensation Plan are unsecured and at-risk, meaning the balances may be forfeited in the event of the Company’s financial distress such as bankruptcy. Our matching and profit sharing contributions for fiscal 2008 to the accounts of the Named Executive Officers under the qualified and nonqualified plans are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Post-termination Payments Under Non-competition and/or Employment Agreements

In exchange for non-competition agreements from all of our Named Executive Officers, we have agreed to provide during the non-competition period the monthly payments more specifically described in “Potential Payments upon Termination or Change-in-Control” below. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements.

Change in Control Provisions

Under the terms of stock option and restricted stock awards, any unvested awards would vest upon certain transactions that would result in a change in control, such as shareholder approval of a liquidation, a sale, lease, exchange or transfer of substantially all of the assets of the Company, or a consolidation, merger, plan of exchange, or transaction in which the Company is not the surviving corporation. These transactions are described below under the heading “Potential Payments Upon Termination or Change-in-Control.” This vesting feature, re-approved by shareholders in 2005, is in place because we believe that utilizing a single event to vest awards provides a simple and certain approach for treatment of equity awards in a transaction that will likely result in the elimination or de-listing of our stock. This provision recognizes that such transactions have the potential to cause a significant disruption or change in employment relationships and thus treats all employees the same regardless of their employment status after the transaction. In addition it provides our employee option holders with the same opportunities as our other shareholders who are free to realize the value created at the time of the transaction by selling their equity.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next three most highly compensated executive officers. The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. Annual bonuses under our Executive Performance Sharing Plan, long-term incentive awards under our Long-Term Incentive Plan, and stock options under our 1990 Stock Incentive Plan are all structured in a manner intended to qualify any compensation paid thereunder as “performance-based compensation” excluded from the calculation of the $1 million annual cap. However, base salary and compensation on vesting of restricted stock awards are subject to the $1 million deductibility cap. Accordingly, in fiscal 2008 a portion of the compensation paid to Mr. Parker, Mr. DeStefano, and Mr. Edwards was not deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Ralph D. DeNunzio, Chairman

Timothy D. Cook

Jeanne P. Jackson

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers who were serving as executive officers on May 31, 2008, for fiscal 2008. These individuals are referred to throughout this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Mark G. Parker	2008	$1,376,923	$1,187,942	$3,364,351	$2,682,684	—	$188,687	$8,800,587
Chief Executive Officer and President	2007	1,250,000	815,720	1,839,987	2,147,537	$2,567	172,157	6,227,968
Donald W. Blair	2008	740,000	333,338	1,140,834	1,031,662	—	101,162	3,346,996
Vice President and Chief Financial Officer	2007	680,385	311,115	778,415	913,029	—	83,465	2,766,409
Charles D. Denson	2008	1,192,308	882,389	2,895,637	2,222,727	—	140,312	7,333,373
President of the NIKE Brand	2007	1,150,000	649,040	1,718,331	1,868,030	—	133,907	5,519,308
Gary M. DeStefano	2008	958,846	333,338	1,277,008	1,311,351	—	117,865	3,998,408
President, Global Operations	2007	916,346	311,115	1,680,174	1,162,697	—	111,336	4,181,668
Trevor A. Edwards Vice President, Global Brand and Category Management	2008	767,308	333,338	1,233,324	1,053,127	—	90,928	3,478,025

(1)

Represents the amount of compensation expense recognized under FAS 123R with respect to restricted stock awards granted in fiscal 2008 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the value of the restricted shares based on the closing market price of our Class B Common Stock on the grant date, and is recognized ratably over the vesting period, which is generally three years.

(2)

Represents the amount of compensation expense recognized under FAS 123R with respect to options granted in fiscal 2008 and prior fiscal years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is generally recognized ratably over the four-year vesting period. However, for employees whose age plus years of service exceeds 60 (including Mr. Parker, Mr. Denson, Mr. DeStefano, and, during fiscal 2008, Mr. Edwards), and who therefore are eligible to have all options become fully exercisable on any termination of employment, all of the compensation expense for options granted after our adoption of FAS 123R on June 1, 2006 is recognized at the time the option is granted. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 10 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2008.

(3)	Non-Equity Incentive Plan Compensation consists of the following:

Name	Fiscal Year	Annual Incentive Compensation ($)	Long-Term Incentive Compensation ($)	Total ($)
Mark G. Parker	2008	$1,932,684	$750,000	$2,682,684
	2007	1,397,537	750,000	2,147,537
Donald W. Blair	2008	581,662	450,000	1,031,662
	2007	463,029	450,000	913,029
Charles D. Denson	2008	1,472,727	750,000	2,222,727
	2007	1,118,030	750,000	1,868,030
Gary M. DeStefano	2008	861,351	450,000	1,311,351
	2007	712,697	450,000	1,162,697
Trevor A. Edwards	2008	603,127	450,000	1,053,127

Amounts shown in the Annual Incentive Compensation column were earned for performance in the applicable fiscal year under our Executive Performance Sharing Plan. Amounts shown in the Long-Term Incentive Compensation column were earned for performance during the three fiscal-year period ending with the applicable fiscal year under our Long-Term Incentive Plan.

(4)	Represents above-market earnings credited to the Executive Deferred Compensation Plan account of Mr. Parker during fiscal 2007.

(5)	Includes profit-sharing contributions by us to the 401(k) Savings and Profit Sharing Plan for fiscal 2008 in the amount of $10,903 for each of Messrs. Parker, Blair, DeStefano, and Edwards, and $8,121 for Mr. Denson. Includes matching contributions by us to the 401(k) Savings and Profit Sharing Plan for fiscal 2008 in the amount of $11,250 for each of Messrs. Parker, Blair, DeStefano, and Edwards. Also includes profit-sharing contributions by us to the Deferred Compensation Plan for fiscal 2008 in the following amounts: $123,538 for Mr. Parker; $47,392 for Mr. Blair; $103,830 for Mr. Denson; $70,095 for Mr. DeStefano; and $52,242 for Mr. Edwards. Includes dividends on restricted stock in the following amounts: $37,996 for Mr. Parker, $15,617 for Mr. Blair, $26,829 for Mr. Denson, $15,617 for Mr. DeStefano, and $15,617 for Mr. Edwards. The amount for Mr. Blair includes reimbursements for financial advisory services in the amount of $10,000.

Grants of Plan-Based Awards in Fiscal 2008

The following table contains information concerning the long-term incentive bonus opportunities, annual incentive bonus opportunities, restricted stock awards and stock options granted to the Named Executive Officers in fiscal 2008.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock (3)	All Other Option Awards: Number of Shares Underlying Options (4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold		Target		Maximum
		($)		($)		($)		(#)	(#)	($/Sh)	($)
Mark G. Parker	6/21/07	$860,577	(1)	$1,721,154	(1)	$2,581,731	(1)
	6/21/07	$750,000	(2)	$1,500,000	(2)	$3,000,000	(2)
	7/20/07							25,633			$1,500,000
	7/20/07								135,000	$58.52	$1,872,450
Donald W. Blair	6/21/07	$259,000	(1)	$518,000	(1)	$777,000	(1)
	6/21/07	$150,000	(2)	$300,000	(2)	$600,000	(2)
	7/20/07								50,000	$58.52	$693,500
Charles D. Denson	6/21/07	$655,769	(1)	$1,311,539	(1)	$1,967,308	(1)
	6/21/07	$500,000	(2)	$1,000,000	(2)	$2,000,000	(2)
	7/20/07							17,089			$1,000,000
	7/20/07								110,000	$58.52	$1,525,700
Gary M. DeStefano	6/21/07	$383,538	(1)	$767,077	(1)	$1,150,615	(1)
	6/21/07	$150,000	(2)	$300,000	(2)	$600,000	(2)
	7/20/07								50,000	$58.52	$693,500
Trevor A. Edwards	6/21/07	$268,558	(1)	$537,116	(1)	$805,673	(1)
	6/21/07	$150,000	(2)	$300,000	(2)	$600,000	(2)
	7/20/07								50,000	$58.52	$693,500

(1)	These amounts represent the potential bonuses payable for performance during fiscal 2008 under our Executive Performance Sharing Plan. Under this plan, the Compensation Committee approved target awards for fiscal 2008 based on a percentage of the executive’s base salary paid during fiscal 2008 as follows: Mr. Parker, 125%; Mr. Blair, 70%; Mr. Denson, 110%; Mr. DeStefano, 80%; and Mr. Edwards, 70%. The Committee also established a series of performance targets based on our income before income taxes (“PTI”) for fiscal 2008 (excluding the effect of acquisitions, divestitures and accounting changes) corresponding to award payouts ranging from 50% to 150% of the target awards. The PTI for fiscal 2008 required to earn the target award payout was $2,412 million. The PTI for fiscal 2008 required to earn the 150% maximum payout was $2,624 million. The PTI for fiscal 2008 required to earn the 50% threshold payout was $2,200 million. Participants receive a payout at the percentage level at which the performance target is met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. Actual award payouts earned in fiscal 2008 and paid in fiscal 2009 are shown in footnote 3 to the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)

These amounts represent the potential long-term incentive awards payable for performance during the three-year period consisting of fiscal 2008-2010 under our Long-Term Incentive Plan. Under this plan, the Compensation Committee approved target awards for the performance period and also established a series of performance targets based on our cumulative revenues and cumulative diluted earnings per common share (“EPS”) for the performance period (excluding the effect of acquisitions, divestitures and accounting changes not reflected in our business plan at the time of approval of the target awards) corresponding to award payouts ranging from 50% to 200% of the target awards. Participants will receive a payout at the average of the percentage levels at which the two performance targets are met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. For cumulative revenues over the performance period, the target payout requires revenues of $57,240 million, the 50% threshold payout requires revenues of $52,999 million, and the 200% maximum payout requires revenues of $62,964 million. For cumulative EPS over the performance period, the target payout requires EPS of $11.28, the 50% threshold payout requires EPS of $9.98, and the 200% maximum payout requires EPS of $13.54. Under the terms of the awards, on the first payroll period ending in August 2010 we will issue the award payout to each participant, provided that the participant is employed by us on the last day of the performance period.

(3)	All amounts reported in this column represent grants of restricted stock under our 1990 Stock Incentive Plan. Restricted stock generally vests in three equal installments on the first three anniversaries of the grant date. Vesting will be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change in Control.” Dividends are payable on restricted stock at the same rate paid on all other outstanding shares of our Class B Common Stock.

(4)	All amounts reported in this column represent options granted under our 1990 Stock Incentive Plan. Options generally become exercisable for option shares in four equal installments on the first four anniversaries of the grant date. Options will become fully exercisable in certain circumstances, including any termination of employment for Mr. Parker, Mr. Denson, Mr. DeStefano and Mr. Edwards, as described below under “Potential Payments Upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(5)	For restricted stock awards, represents the value of restricted shares granted based on the closing market price of our Class B Common Stock on the grant date. For option awards, represents the grant date fair value of options granted based on a value of $13.87 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under FAS 123R. The assumptions made in determining option values are disclosed in Note 10 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2008.

Outstanding Equity Awards at May 31, 2008

The following table sets forth information concerning outstanding stock options and unvested restricted stock held by the Named Executive Officers at May 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)
Mark G. Parker	30,000 140,000 140,000 105,000 70,000 125,000 —	— — — 35,000 70,000 125,000 135,000	(2) (3) (4) (5)	$21.1800 24.4900 26.1200 36.6050 43.7950 42.1350 58.5200	07/12/11 07/22/12 07/18/13 07/16/14 07/15/15 02/16/16 07/20/17	43,544	(7)	$2,977,103
Donald W. Blair	45,000 66,000 66,000 49,500 33,000 16,500 —	— — — 16,500 33,000 49,500 50,000	(2) (3) (6) (5)	21.1800 24.4900 26.1200 36.6050 43.7950 39.3800 58.5200	07/12/11 07/22/12 07/18/13 07/16/14 07/15/15 07/14/16 07/20/17	16,929	(8)	1,157,436
Charles D. Denson	80,000 140,000 140,000 105,000 70,000 100,000 —	— — — 35,000 70,000 100,000 110,000	(2) (3) (4) (5)	21.1800 24.4900 26.1200 36.6050 43.7950 42.1350 58.5200	07/12/11 07/22/12 07/18/13 07/16/14 07/15/15 02/16/16 07/20/17	31,045	(9)	2,122,547
Gary M. DeStefano	— 50,000 — —	22,000 50,000 75,000 50,000	(2) (3) (6) (5)	36.6050 43.7950 39.3800 58.5200	07/16/14 07/15/15 07/14/16 07/20/17	16,929	(8)	1,157,436
Trevor A. Edwards	16,000 20,000 40,000 50,000 66,000 49,500 33,000 16,500 —	— — — — — 16,500 33,000 49,500 50,000	(2) (3) (6) (5)	27.1250 13.8438 21.1800 24.4900 26.1200 36.6050 43.7950 39.3800 58.5200	07/23/09 03/08/10 07/12/11 07/22/12 07/18/13 07/16/14 07/15/15 07/14/16 07/20/17	16,929	(8)	1,157,436

(1)	Stock options generally become exercisable for option shares in four equal installments on each of the first four anniversaries of the grant date.

(2)	100% of these shares vested on July 16, 2008.

(3)	50% of these shares vested on July 15, 2008, and 50% will vest on July 15, 2009.

(4)	50% of these shares will vested on February 16, 2009, and 50% will vest on February 16, 2010.

(5)	25% of these shares vested on July 20, 2008, 25% will vest on July 20, 2009, 25% will vest on July 20, 2010 and 25% will vest on July 20, 2011.

(6)	33.3% of these shares vested on July 14, 2008, 33.3% will vest on July 14, 2009 and 33.3% will vest on July 14, 2010.

(7)	10,000 of these shares vested on July 15, 2008. 7,911 of these shares will vest on February 16, 2009. 8,544 of these shares vested on July 20, 2008, 8,544 will vest on July 20, 2009 and 8,545 will vest on July 20, 2010.

(8)	8,465 of these shares vested on July 14, 2008 and 8,464 will vest on July 14, 2009.

(9)	10,000 of these shares vested on July 15, 2008. 3,956 of these shares will vest on February 16, 2009. 5,696 of these shares vested on July 20, 2008, 5,696 will vest on July 20, 2009 and 5,697 will vest on July 20, 2010.

Option Exercises and Stock Vested During Fiscal 2008

The following table provides information concerning stock option exercises and vesting of restricted stock during fiscal 2008 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark G. Parker	90,000	$4,007,888	17,911	$1,082,876
Donald W. Blair	35,000	$1,507,924	8,465	$499,520
Charles D. Denson	—	—	13,956	$836,519
Gary M. DeStefano	157,000	$5,616,649	8,465	$499,520
Trevor A. Edwards	19,000	$743,473	8,465	$499,520

Equity Compensation Plans

The following table summarizes equity compensation plans approved by shareholders and equity compensation plans that were not approved by the shareholders as of May 31, 2008:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders (1)	36,630,096	$40.14	27,931,172
Equity compensation plans not approved by shareholders (2)	—	—	1,359,903

Total	36,630,096	$40.14	29,291,075

(1)	Includes 36,630,096 options outstanding subject to the 1990 Stock Incentive Plan. Includes 25,658,124 shares available for future issuance under the 1990 Stock Incentive Plan, and 2,273,048 shares available for future issuance under the Employee Stock Purchase Plan.

(2)	Includes 1,359,903 shares available for future issuance under the Foreign Subsidiary Employee Stock Purchase Plan, pursuant to which shares are offered and sold to employees of selected non-U.S. subsidiaries of the Company on substantially the same terms as those offered to U.S. employees under the shareholder-approved Employee Stock Purchase Plan.

Non-Qualified Deferred Compensation in Fiscal 2008

Name	Plan Name	Executive Contributions in Fiscal 2008 (1)	NIKE Contributions in Fiscal 2008 (1)	Aggregate Earnings in Fiscal 2008 (1)	Aggregate Withdrawals/ Distributions in Fiscal 2008	Aggregate Balance at 5/31/2008 (1)
Mark G. Parker	DCP	$196,923	$105,032	$96,164	—	$2,411,163
Donald W. Blair	DCP	347,272	40,203	(63,492)	—	2,997,814
Charles D. Denson	DCP	2,881,865	92,763	174,089	—	13,040,590
Gary M. DeStefano	DCP	—	60,260	50,264	—	1,196,460
Trevor A. Edwards	DCP	537,538	41,164	(17,346)	—	2,325,085

(1)	All amounts reported in the Executive Contributions column are also included in amounts reported in the Summary Compensation Table. The amounts reported in the NIKE Contributions column represent profit sharing contributions made by us in early fiscal 2008 based on fiscal 2007 results; these amounts are also included in amounts reported for fiscal 2007 in the All Other Compensation column of the Summary Compensation Table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements, Mr. Parker, $1,962,916; Mr. Blair, $1,254,495; Mr. Denson, $10,518,905; Mr. DeStefano, $594,152; and Mr. Edwards, $578,702.

Non-qualified Deferred Compensation Plans

The Named Executive Officers are eligible to participate in our Deferred Compensation Plan (the “DCP”). Participants in the DCP may elect in advance to defer up to 100 percent of their annual base salary, bonus and long-term incentive payments.

Each year, we share profits with our employees in the form of profit sharing contributions to defined contribution retirement plans. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. To the fullest extent permitted under Internal Revenue Code limitations, these contributions are made to employees’ accounts under our qualified 401(k) Savings and Profit Sharing Plan. Contributions based on salary and bonus in excess of the tax law limit ($225,000 for fiscal 2008) are made as NIKE contributions under the DCP.

Amounts deferred under the DCP are credited to a participant’s account under the DCP. Each participant may allocate his or her account among any combination of the investment funds available under the DCP. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances daily. The funds available under the DCP consist of 11 mutual funds with a variety of investment objectives. The investment funds had annual returns in fiscal 2008 ranging from a 7.1% gain to a 13.6% loss. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

The portion of a participant’s account attributable to elective deferrals, including investment returns, is fully vested at all times. The portion of a participant’s account attributable to NIKE contributions, including investment returns, is fully vested after the participant has been employed by us for five years. All of the Named Executive Officers are fully vested in their NIKE contributions.

Each time they elect to defer compensation, participants make an election regarding distribution of the compensation deferred under the election (as adjusted to reflect investment performance). A participant may elect for distribution to be made in a lump sum on a predetermined date while the participant is still employed or in service (but no sooner than the end of the third year after the year in which the distribution election is submitted). Alternatively, a participant may elect for distribution to be made in a lump sum or in annual installments over five, ten or fifteen years after termination of employment or service. Participants have limited rights to change their distribution elections. Participants may make a hardship withdrawal under certain circumstances. Subject to certain limitations, a participant may also at any time request to withdraw amounts from his or her account balance that were vested as of December 31, 2004 (and any subsequent investment returns on such amount). If such request is approved, the participant may withdraw 90% of the amount requested, and the remaining 10% will be permanently forfeited.

Potential Payments Upon Termination or Change-in-Control

Change-in-Control Compensation — Acceleration of Equity Awards

We have agreed to accelerate the vesting of restricted stock and stock options held by the Named Executive Officers upon the approval by our shareholders of an “Approved Transaction.” This acceleration of vesting will occur whether or not their employment is terminated. In our agreements, “Approved Transaction” is generally defined to include:

•	an acquisition of NIKE through a merger, consolidation or plan of exchange,

•	a sale of all or substantially all of our assets, or

•	the adoption of a plan for our liquidation or dissolution.

The following table shows the estimated benefits that would have been received by the Named Executive Officers if our shareholders had approved an Approved Transaction on May 31, 2008.

Name	Restricted Stock Acceleration (1)	Stock Option Acceleration (2)	Total
Mark G. Parker	$2,977,103	$7,441,150	$10,418,253
Donald W. Blair	1,157,436	3,262,603	4,420,039
Charles D. Denson	2,122,547	6,539,025	8,661,572
Gary M. DeStefano	1,157,436	4,594,330	5,751,766
Trevor A. Edwards	1,157,436	3,262,603	4,420,039

(1)	Information regarding unvested restricted stock held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The award agreements provide that all shares will immediately vest upon the approval by our shareholders of an Approved Transaction. The amounts in the table above represent the number of unvested restricted shares multiplied by a stock price of $68.37 per share, which was the closing price of our Class B Common Stock on May 30, 2008.

(2)	Information regarding outstanding unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The stock option agreements provide that all outstanding unexercisable options will immediately become exercisable upon the approval by our shareholders of an Approved Transaction and will remain exercisable during the remainder of the term of the options, except that the Compensation Committee may provide a 30-day period prior to the Approved Transaction during which the optionees may exercise the options without any limitation on exercisability. At the end of the 30-day period, the options would terminate. Amounts in the table above represent the aggregate value as of May 31, 2008 of each Named Executive Officer’s outstanding unexercisable options based on the positive spread between the exercise price of each option and a stock price of $68.37 per share, which was the closing price of our Class B Common Stock on May 30, 2008.

Benefits Triggered on Certain Employment Terminations

Stock Option Acceleration

As of May 31, 2008, each Named Executive Officer held unexercisable options to purchase Class B Common Stock as listed in the Outstanding Equity Awards table above. Under the terms of their stock option agreements, all unexercisable options become fully exercisable for a maximum remaining term of one year upon the death or disability of the officer. The aggregate value as of May 31, 2008 of options that would have become exercisable if death or disability had occurred on that date is as set forth in the “Stock Option Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above.

As provided in stock option agreements for all employees, the terms of the Named Executive Officers’ stock option agreements also provide that, if termination of the officer’s employment occurs when the officer’s retirement point total is at least 55 and the officer has been employed by us for at least five years, then a portion of the unexercisable options will become exercisable for a maximum remaining term of three months as follows:

Retirement Point Total	Percent of Unexercisable Option That Becomes Exercisable
55 or 56	20%
57	40%
58	60%
59	80%
60	100%

An officer’s “retirement point total” means the sum of the officer’s age plus the number of years that the officer has been employed by us. As of May 31, 2008, the retirement point total for each of Messrs. Parker, Denson, DeStefano and Edwards was over 60, and these officers are therefore eligible to have all unexercisable options become fully exercisable on any termination of employment. As of May 31, 2008, the retirement point total for Mr. Blair was 58. Therefore, if Mr. Blair’s employment had terminated on May 31, 2008 for any reason other than death or disability, he would have been eligible to have 60% of his unexercisable options become fully exercisable. The aggregate value as of May 31, 2008 of options held by Mr. Blair that would have become exercisable if termination of employment (other than due to death or disability) had occurred on that date was $2,046,962. For all other Named Executive Officers, this value is as set forth in the “Stock Option Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above.

Restricted Stock Acceleration

As of May 31, 2008, each Named Executive Officer held unvested restricted stock as set forth in the Outstanding Equity Awards table above. Under the terms of their award agreements, all unvested restricted shares will immediately vest upon the death or disability of the officer. The value of the unvested restricted shares held by each Named Executive Officer as of May 31, 2008 that would have become vested if death or disability had occurred on that date is as set forth in the “Restricted Stock Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above.

Payments Under Noncompetition Agreements

We have an agreement with each of Mr. Parker and Mr. Denson that contains a covenant not to compete that extends for two years following the termination of the officer’s employment with us. Each agreement provides that if the officer’s employment is terminated by us, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twelfth of his then current annual salary and target Performance Sharing Plan bonus (“Annual Nike Income”). Each agreement provides further that if the officer voluntarily resigns, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twenty-fourth of his then current Annual Nike Income. However, commencement of the above-described monthly payments will be delayed until after the six-month period following the officer’s separation from service, and all payments that the officer would otherwise have received during that period will be paid in a lump sum promptly following the end of the period, together with interest at the prime rate. If employment is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if employment is terminated for cause, we may unilaterally waive the covenant. If the covenant is waived, we will not be required to make the payments described above for the months as to which the waiver applies. If the employment of these officers had been terminated by us on May 31, 2008 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $262,500 per month and Mr. Denson $210,000 per month for the 24-month period ending May 31, 2010. If these officers had voluntarily resigned on May 31, 2008 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $131,250 per month and Mr. Denson $105,000 per month for the 24-month period ending May 31, 2010.

We have noncompetition agreements with Mr. Blair, Mr. DeStefano and Mr. Edwards on the same terms, except that the noncompetition period is one year instead of two years, the six month delay for commencement of payments does not apply and we may unilaterally waive the covenant in all cases including termination without cause. In addition, for Mr. Blair and Mr. Edwards, the monthly payments are one-twelfth or one-twenty-fourth of their current annual salaries, instead of their Annual Nike Income, and for Mr. DeStefano, the monthly payments on voluntary resignation are one-twenty-fourth of his current annual salary. If the employment of these officers had been terminated by us on May 31, 2008 and assuming the covenant is not waived, we would have been required to pay Mr. Blair $62,500 per month, Mr. DeStefano $144,750 per month and Mr. Edwards $64,583 per month for the 12-month period ending May 31, 2009. If these officers had voluntarily resigned on May 31, 2008 and assuming the covenant is not waived, we would have been required to pay Mr. Blair $31,250 per month, Mr. DeStefano $40,208 per month and Mr. Edwards $32,292 per month for the 12-month period ending May 31, 2009.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to examine the Company’s consolidated financial statements for the fiscal year ending May 31, 2009 and to render other professional services as required.

The Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Aggregate fees billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

Type of Service	2008	2007
Audit Fees (1)	$6.8 million	$6.6 million
Audit-Related Fees (2)	$0.3 million	$0.1 million
Tax Fees (3)	$0.9 million	$1.2 million
All Other Fees (4)	$0.1 million	$0.1 million

Total	$8.1 million	$8.0 million

(1)	Comprised of the audits of the Company’s annual financial statements and reviews of the Company’s quarterly financial statements, as well as statutory audits of Company subsidiaries, attest services, comfort letters and consents to SEC filings. Audit fees also include audit services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting.

(2)	Comprised of employee benefit plan audits, acquisition due diligence, and consultations regarding financial accounting and reporting.

(3)	Comprised of services for tax compliance, tax planning, and tax advice. Tax compliance includes services related to the preparation or review of original and amended tax returns for the Company and its consolidated subsidiaries and represents $0.4 million and $0.8 million of the tax fees for fiscal 2008 and 2007, respectively. The remaining tax fees primarily include tax advice.

(4)	Comprised of services for the preparation of tax returns for expatriate employees and other miscellaneous services.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. During fiscal 2008, all such services were approved in advance except for one small engagement totaling $10,000, or less than 0.2% of total fees. During fiscal 2007, fees totaling $146,000, or 1.8% of total fees, were paid to PricewaterhouseCoopers LLP for several small engagements in foreign locations that were not pre-approved. All such services were approved by the Audit Committee promptly after their inadvertent omission from pre-approval was noticed.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent auditors the matters required to be discussed by SAS 61.

•

Received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant’s independence.

•

Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Alan B. Graf, Jr., Chairman

John G. Connors

Orin C. Smith

OTHER MATTERS

As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

SHAREHOLDER PROPOSALS

A proposal by a shareholder for inclusion in the Company’s proxy statement and form of proxy for the 2009 annual meeting of shareholders must be received by John F. Coburn III, Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 10, 2009 to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company’s bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days’ advance written notice, and that notice must meet certain requirements described in the bylaws.

For the Board of Directors

JOHN F. COBURN III

SECRETARY

ANNUAL

MEETING

AND

PROXY STATEMENT

September 22, 2008

Beaverton, Oregon

NIKE, INC. ONE BOWERMAN DR. BEAVERTON, OR 97005-6453 VOTE BY INTERNET: www.proxyvote.com/nike Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT September 21, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS: If you would like to help NIKE, Inc. reduce the use of paper, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in the future. VOTE BY PHONE: 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT September 21, 2008. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NIKE, Inc., c/o Broadridge, TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: NKINC1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NIKE, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Vote On Directors 1. To elect a Board of Directors for the ensuing year. 0 0 0 Election by Class A: Nominees: 01) John G. Connors 06) Mark G. Parker 02) Timothy D. Cook 07) Johnathan A. Rodgers 03) Ralph D. DeNunzio 08) Orin C. Smith 04) Douglas G. Houser 09) John R. Thompson, Jr. 05) Philip H. Knight For Against Abstain Vote On Proposal 2. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm. 0 0 0 3. To transact such other business as may properly come before the meeting. For address changes and/or comments, please check this box and write them on 0 the back where indicated. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10K are available at www.proxyvote.com/nike. NIKE, INC. CLASS A COMMON STOCK PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2008 MEETING OF SHAREHOLDERS SEPTEMBER 22, 2008 The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 22, 2008, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSAL 2. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET. Address Change/Comments: If you noted address changes or comments above, please mark the corresponding box on the reverse side.

NIKE, INC. ONE BOWERMAN DR. BEAVERTON, OR 97005-6453 VOTE BY INTERNET: www.proxyvote.com/nike Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT September 21, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS: If you would like to help NIKE, Inc. reduce the use of paper, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in the future. VOTE BY PHONE: 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT September 21, 2008. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NIKE, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: NKINC3 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NIKE, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Vote On Directors 1. To elect a Board of Directors for the ensuing year. 0 0 0 Election by Class B: Nominees: 01) Jill K. Conway 02) Alan B. Graf, Jr. 03) Jeanne P. Jackson For Against Abstain Vote On Proposal 2. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm. 0 0 0 3. To transact such other business as may properly come before the meeting. For address changes and/or comments, please check this box and write them on 0 the back where indicated. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10K are available at www.proxyvote.com/nike. NIKE, INC. CLASS B COMMON STOCK PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2008 MEETING OF SHAREHOLDERS SEPTEMBER 22, 2008 The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 22, 2008, and any adjournments thereof, with all powers that the undersigned, would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSAL 2. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET. Address Change/Comments: If you noted address changes or comments above, please mark the corresponding box on the reverse side.